Exhibit 10.1

Execution Version

Privileged and Confidential

May 23, 2024

Jeffrey R. Tarr

Dear Jeff:

The purpose of this letter (this “Agreement”) is to confirm the terms of the remainder of your employment with Skillsoft Corp. (the “Company”) and your separation from employment, as discussed with you on April 9, 2024, as follows:

1.	Transition Period and Separation Date.

(a)    Effective as of April 16, 2024 (the “Transition Date”) through the date that your employment terminates (the “Separation Date”), you will continue to be employed by the Company on a full-time basis as an advisor to the Executive Chairman of the Company. Provided that you comply with your obligations under this Agreement, the Separation Date was May 9, 2024. The period beginning on the Transition Date and concluding on the Separation Date is hereinafter referred to as the mutually agreed upon “Transition Period”, and as such the transition will not constitute “Good Reason” for purposes of the Second Amended and Restated Executive Employment Agreement between you and the Company, dated December 3, 2023 (the “Employment Agreement”).

(b)    During the Transition Period, you will perform the duties as may reasonably be assigned to you from time to time by the Executive Chairman of the Company or his designee, and assist with the transition of your duties and responsibilities to any Company designees. You will continue to devote your best professional efforts to the Company, and to abide by all Company policies and procedures as in effect from time to time.

(c)    During the Transition Period, you will continue to receive your current base salary, payable in accordance with the Company’s regular payroll practices, and to participate in all employee benefit plans and programs of the Company in accordance with the terms of those plans and programs.

2.    Final Compensation. You will receive, on the Separation Date, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you had earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company. You will receive the payments described in this Section 2 regardless of whether or not you sign this Agreement.

3.    Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, including your obligation to execute and not revoke the waiver and release of claims attached hereto as Exhibit A (the “Initial Release”) and the waiver and release of claims attached hereto as Exhibit B (the “Post-Employment Release” and, together with the Initial Release, the “Releases”), in each case, within the time period specified therein, and your compliance with your Continuing Obligations (as defined below) and in full consideration of any rights you may have under the Employment Agreement:

(a)    The Company will pay you an amount (the “Severance Payments”) equal to two (2) times the sum of (i) your annual base salary as in effect on the Separation Date, plus (ii) your target annual bonus as in effect on the Separation Date, payable over a period of twenty-four (24) months following the Separation Date. Severance Payments will be made in the form of salary continuation, and will begin on the next regular Company payday which is at least five (5) business days following the later of the effective date of the Post-Employment Release or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date.

(b)    If you are enrolled in the Company’s group medical, dental and/or vision plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”). You may make such an election whether or not you accept this Agreement. However, if you accept this Agreement and you timely elect to continue your participation and that of your eligible dependents in such plans, the Company will pay for the monthly cost of your COBRA continuation coverage for the Company’s group medical, dental and/or vision insurance premiums (as applicable), with such continuation on the same basis as in effective for active employees with the same coverage (the “Monthly Premium Payment”), until the earlier of (i) the end of the twelve (12)-month period beginning on the first day of the month following the Separation Date or (ii) the date you and your dependents are no longer entitled to coverage under COBRA or the Company’s plans. Monthly Premiums Payments will begin on the next regular Company payday which is at least five (5) business days following the later of the effective date of the Post-Employment Release or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date. Notwithstanding the foregoing, in the event that the Company’s payment of the Monthly Premium Payments, as described in this Section would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then the Company will not be required to provide the Monthly Premium Payments.

(c)    You will receive a $100,000 annual bonus in respect of fiscal year 2025, which amount will be paid at the same time as the first of the Severance Payments is made to you pursuant to Section 3(a) above.

(d)    Any equity awards outstanding as of the Separation Date shall be treated as follows, provided that in all cases you shall be permitted to satisfy the payment of any withholding taxes through net share withholding in accordance with the definitive award agreements governing such awards:

i.    Your outstanding Options (as defined in the Employment Agreement), whether vested or unvested, will be forfeited for no consideration on the Separation Date.

ii.    Your outstanding RSUs (as defined in the Employment Agreement) that vest solely based on the passage of time, and that are scheduled to vest over the period that is one (1) year following the Separation Date (the “RSU Severance Eligible Awards”) will continue to vest over such one (1)-year period in accordance with the vesting schedule set forth in the applicable award agreement governing such RSU Severance Eligible Award.

iii.    Your outstanding PSUs (as defined in the Employment Agreement) that have a Measurement Date (as defined in the applicable award agreement governing such PSU) within the one (1)-year period following the Separation Date (the “PSU Severance Eligible Awards”) will be eligible to vest on the Separation Date based on achievement of the performance criteria applicable to the PSUs through the Separation Date. Whether any PSU Severance Eligible Awards vest on the Separation Date will be determined by using the performance criteria contained in the applicable award agreement, whereby the Separation Date will be treated as the Closing Date (as defined in the applicable award agreement) for purposes of calculating whether the applicable performance metrics have been achieved.

iv.    Your outstanding RSUs and PSUs that have not vested in accordance with Sections 3(d)(ii) or (iii) before the consummation of a Change in Control (such awards, the “CIC Eligible Awards”) will remain outstanding for a period of three (3) months following the Separation Date and will be eligible for the treatment set forth in Section 4 of the Employment Agreement upon the consummation of a Change in Control (as defined in the Employment Agreement) within such three (3)-month period following the Separation Date. Upon the expiration of such three (3)-month period following the Separation Date, to the extent not vested in connection with a Change in Control within such three (3)-month period, the CIC Eligible Awards will automatically terminate and be forfeited with no consideration due to you; provided, however, for the avoidance of doubt, if there is no Change in Control within the three (3) months following the Separation Date, the RSU Severance Eligible Awards will continue to remain outstanding and eligible to vest pursuant to the terms of this Agreement. The provisions of Section 15 of the Employment Agreement are hereby incorporated by reference and shall be given full force and effect in the event that any future Change in Control could trigger excise taxes under Section 280G of the Code.

(e)    The Company shall reimburse you (or pay directly) for reasonable attorneys’ fees and advisory fees actually incurred by you in connection with the negotiation and execution of this Agreement; provided that the aggregate reimbursement in respect of the foregoing shall not exceed $18,500 (payable directly by the Company to your attorney following the Company’s receipt of invoices from your attorney).

(f)    The Company hereby agrees to indemnify you and hold you harmless to the maximum extent provided or allowable under the Company’s organizational documents against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your good faith performance (i) of your duties and obligations with the Company during your employment, and (ii) of your services before the Employment Term relating to the Merger Agreement or the Closing (as such terms are defined in the Employment Agreement). Furthermore, the Company agrees that its 2021 Indemnity Agreement with you (the “Indemnity Agreement”) shall remain in full force and effect.

4.	Acknowledgement of Full Payment and Withholding.

(a)    You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you.

(b)    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5.	Status of Employee Benefits, Paid Time Off, Expenses, and Resignations.

(a)    Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical, dental, and vision plans under COBRA and except as provided for in Section 3(b) of this Agreement, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You acknowledge that you will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)    Within four (4) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty

(30) days of receiving such statement pursuant to its regular business practice.

(c)    Effective as of the Transition Date, you will be deemed to have irrevocably resigned from any and all positions or offices that you held with the Company or any of its Affiliates, without any further action required therefor, with the exception of your position as an advisor to the Executive Chairman as provided under this Agreement (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Transition Date, and you agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably require.

6.	Continuing Obligations and Non-Disparagement.

(a)    You acknowledge that you continue to be bound by your obligations under any employment or other agreement concerning confidentiality, non-competition and/or assignment of rights to intellectual property by and between you and the Company or any of its Affiliates, including but not limited to the Employment Agreement, that survive the termination of your employment by necessary implication or the terms thereof (the “Continuing Obligations”).

(b)    Subject to Section 1(b) of each of the Releases, you agree that, for a period of five (5) years following the Separation Date, you will not disparage or criticize the Company or its Affiliates (as defined below), or any of their business, management or products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. The Company agrees, for a period of five (5) years following the Separation Date, (i) that its officers and directors as of the Separation Date will not disparage or criticize you and (ii) not to disparage or criticize you in authorized corporate communications to third parties. Notwithstanding the foregoing, nothing herein shall prevent either you or any of the Company’s directors or officers from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements. In addition, nothing in this Agreement limits or interferes with your ability to disclose or discuss, either orally or in writing, the underlying facts of any alleged discriminatory or unfair employment practices, and disclosure of any of the foregoing does not constitute disparagement.

(c)    For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

7.    Return of Company Documents and Other Property. In signing this Agreement, you agree that, no later than May 16, 2024, you will return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company will terminate as of the Separation Date, you agree that you will not, following the Separation Date, for any purpose, deliberately attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you agree to disclose to the Company, on or before the Separation Date, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

8.    Employee Cooperation. You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company agrees to reimburse you, on an after-tax basis, for all reasonable expenses, including legal fees, actually incurred in complying with Company requests hereunder, provided that you shall be permitted to redact invoices for legal services to preserve attorney-client privilege.

9.    Release of Claims. In consideration of your continued employment with the Company during the Transition Period as contemplated hereunder, the severance payments and benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you agree to execute and return to the Company each of the Releases within the applicable time period specified therein (but in no event prior to the Separation Date in the case of the Post-Employment Release). The execution and non- revocation of each Release is a condition to the receipt of the severance payments and benefits provided under Section 3 of this Agreement.

10.    Section 409A. It is the intent of the parties that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance thereunder (collectively, “Section 409A”) and the provisions of this Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A as necessary in order to avoid the imposition of additional tax and interest under Section 409A; provided, that nothing herein shall be construed as a representation, promise or guarantee by the Company as to the tax treatment of any payment or benefit that may be paid or provided pursuant to this Agreement and in no event shall the Company have any liability relating to a failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements shall be paid to you no later than December 31 of the year following the year in which the expense was incurred. To the extent permitted under Section 409A, each payment made under this Agreement shall be treated as a separate payment and any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Because at the time of your separation from service within the meaning of Section 409A (which the parties recognize and agree to be the Transition Date), you are a “specified employee” within the meaning of Section 409A, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid with interest thereon, in all respects pursuant to the terms and conditions set forth in Section 16(c) of the Employment Agreement.

11.	Miscellaneous.

(a)    This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, the definitive award agreements governing the equity awards described in Section 3(d) above, the Indemnity Agreement, the 2020 Securities Assignment Agreement between you and Churchill Sponsor II LLC, and your rights and obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms. This Agreement shall, however, govern in the event of any inconsistency with any of those surviving agreements.

(b)    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; provided, however, and for the avoidance of doubt, in no event shall the Company be required to provide payments or benefits to you pursuant to Section 3 of this Agreement if all or part of either Release is held to be invalid or unenforceable due to an action that you initiate.

(c)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized officer or director of the Company. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

(d)    The obligation of the Company to make payments to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement, including your execution and non-revocation of each Release, and the Continuing Obligations.

(e)    This is a Delaware contract and shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree that any dispute shall be brought only in, and you agree to submit to the exclusive jurisdiction of, the courts of and in the state in which either you had your primary work location or the Company’s headquarters is located (or any other court having jurisdiction) in connection with any dispute arising out of, connected with, or relating to this Agreement or your employment or other association with the Company or the termination of the same.

(f)    This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by DocuSign, facsimile, electronic mail (including “pdf”), and any other means of electronic transmission complying with the U.S. federal ESIGN Act of 2000, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument. The Company shall send you any correspondence relating to this Agreement either by email to jtarr@jtarr.net or to the following address: Jeffrey Tarr, 4341 Preserve Pkwy N, Greenwood Village, CO 80121.

If the terms of this Agreement are acceptable to you, please sign this Agreement in the space provided and return it to the Company. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
Skillsoft Corp.

By:	/s/ Ronald W. Hovsepian
Ron Hovsepian
Director

Accepted and agreed:

Signature:	/s/ Jeffrey R. Tarr
Jeffrey R. Tarr

Date:	5/23/2024 | 3:37 PM PDT